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                       Exhibit 21.1 - List of Subsidiaries



RCG Mississippi, Inc.
Renal Care Group of the Midwest, Inc.
Renal Care Group Texas, Inc.
D.M.N. of Indiana Corporation
RCG of Indiana, LLC
Renal Care Group of the Southeast, Inc.
Renal Care Group East, Inc.
RCG University Division, Inc.
RenalWest, L.C.
3-Co., Inc.
4-Co., Inc.
9-Co., Inc.
Northeast Alabama Kidney Clinic, Inc.
RCG Finance, Inc.
RenalNet, Inc.
RenaLab, Inc.
RenalPartners, Inc.
RenalNet Florida, Inc.
R.C. G. Supply Company
Kansas Dialysis Supply, Inc.
RenalWest Health Supply, L.C.
Dialysis Management Corporation
STAT Dialysis Corporation
STAT Management Corporation
Renal Care Group of Michigan, Inc.
Renal Care Group Northwest, Inc.
KDCO, Inc.
Lawton Dialysis, Inc.
Little Rock Dialysis, Inc.
Northwest Dialysis, Inc.
Jefferson County Dialysis, Inc.